EBRD DSTRBRPT

Exhibit (d)(iii)

UK MiFIR product governance / Professional investors and ECPs only target market:

Solely for the purposes of the manufacturer’s product approval process, the target market assessment in respect of the Notes has led to the conclusion that: (i) the target market for the Notes is only eligible counterparties, as defined in the FCA Handbook Conduct of Business Sourcebook (“COBS”), and professional clients, as defined in Regulation (EU) No 600/2014 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018 ("UK MiFIR"); and (ii) all channels for distribution of the Notes to eligible counterparties and professional clients are appropriate.  Any person subsequently offering, selling or recommending the Notes (a “distributor”) should take into consideration the manufacturer’s target market assessment; however, a distributor subject to the FCA Handbook Product Intervention and Product Governance Sourcebook (the “UK MiFIR Product Governance Rules”) is responsible for undertaking its own target market assessment in respect of the Notes (by either adopting or refining the manufacturer’s target market assessment) and determining appropriate distribution channels.

For the purposes of this provision, the expression “manufacturer” means the Dealer.

European Bank for Reconstruction and Development (the “Issuer”) does not fall under the scope of application of UK MiFIR. Consequently, the Issuer does not qualify as an “investment firm”, “manufacturer” or “distributor” for the purposes of UK MiFIR.

PRICING SUPPLEMENT

14 February 2023

European Bank for Reconstruction and Development
RON 133,000,000 7.00 per cent. Fixed Rate Notes due 16 February 2025 (the “Notes”) issued pursuant to the European Bank for Reconstruction and Development EUR 45,000,000,000 Global Medium Term Note Programme for the issue of notes

PART A – CONTRACTUAL TERMS

Terms used herein shall be deemed to be defined as such for the purposes of the Conditions set forth in the Offering Circular dated 3 July 2012 as supplemented by the Supplementary Offering Circular dated 22 July 2019 (together, the “Offering Circular”). This Pricing Supplement must be read in conjunction with such Offering Circular. Full information on the Notes is only available on the basis of the combination of this Pricing Supplement and the Offering Circular. The Offering Circular is available for viewing and copies may be obtained from the Issuer at 5 Bank Street, London, E14 4BG, United Kingdom.

SUMMARY OF THE NOTES
1	Specified Currency:	Romanian Leu (“RON”), the lawful currency of Romania subject to the provisions set out in the Annex hereto
2	Nominal Amount:	RON 133,000,000
3	Type of Note:	Fixed Rate
4	Issue Date:	16 February 2023
5	Issue Price:	99.966 per cent. of the Nominal Amount

6	Maturity Date:	16 February 2025, subject to the provisions set out in the Annex hereto
7	Fungible with existing Notes:	No
FORM OF THE NOTES
8	Form of Note:	Registered
9	New Global Note:	No
10	Specified Denomination(s):	RON 500,000
11	Exchange of Bearer Notes:	Not applicable
12	(a) Talons for future Coupons to be attached to definitive Bearer Notes:	Not applicable
	(b) Date(s) on which the Talons mature:	Not applicable
13	(a) Depositary for and registered holder of Registered Global Note:	Registered Global Note to be deposited with a common depositary for Euroclear and Clearstream, Luxembourg and registered in the name of Citivic Nominees Limited as nominee for the common depositary
	(b) Exchange of Registered Global Note:	Registered Global Note will only be exchangeable for definitive Registered Notes upon 45 days’ written notice in the limited circumstances described on page 42 of the Offering Circular
PROVISIONS RELATING TO INITIAL PAYMENT
14	Partly Paid Notes:	No
PROVISIONS RELATING TO INTEREST
15	Interest Commencement Date:	16 February 2023
Fixed Rate Notes:
16	(a) Fixed Rate(s) of Interest:

7.00 per cent. per annum, payable annually in arrear.

For the avoidance of doubt, RON 35,000 per Specified Denomination shall be payable on the Fixed Interest Date, subject to the provisions set out in the Annex hereto.

	(b) Fixed Interest Date(s):	16 February in each year, from and including 16 February 2024, up to and including the Maturity Date, subject to adjustment for payment purposes in accordance with the Business Day Convention specified below and further subject to the provisions set out in the Annex hereto
	(c) Initial Broken Amount per Specified Denomination:	Not applicable

	(d) Final Broken Amount per Specified Denomination:	Not applicable
	(e) Fixed Day Count Fraction:	Actual/Actual – ICMA
	(f) Business Day Convention:	Following Business Day Convention
	(g) Business Day definition if different from that in Condition 4(a)(iii):	Condition 4(a)(iii) applies (and, for the avoidance of doubt, Bucharest shall be the principal financial centre). London and New York City shall be additional business centres.
	(h) Calculation of interest to be adjusted in accordance with Business Day Convention specified above:	No

17	Zero Coupon Notes	Not applicable
18	Floating Rate Notes and Indexed Notes	Not applicable
PROVISIONS REGARDING PAYMENTS/DELIVERIES
19	Definition of “Payment Day” for the purpose of Condition 6(e) if different to that set out in Condition 6:	Condition 6(e) applies and for the avoidance of doubt, Bucharest shall be the principal financial centre. London and New York City shall be additional business centres, subject to the provisions set out in the Annex hereto.
20	Dual Currency Notes:	Not applicable
21	Physically Settled Notes:	Not applicable
PROVISIONS REGARDING REDEMPTION/MATURITY
22	(a) Redemption at Issuer’s option:	No
	(b) Redemption at Noteholder’s option:	No
23	(c) Final Redemption Amount for each Note (other than an Indexed or Formula Note where the index or formula applies to the redemption amount):	100.00 per cent. per Specified Denomination, subject to the provisions set out in the Annex hereto
	(d) Final Redemption Amount for each Indexed Note where the Index or Formula applies to the Final Redemption Amount:	Not applicable
24	Instalment Note:	Not applicable

25	Early Redemption Amount for each Note payable on an event of default:	Condition 5(d) applies, subject to the provisions set out in the Annex hereto
DISTRIBUTION, CLEARING AND SETTLEMENT PROVISIONS
26	Method of distribution:	Non-syndicated
27	If Syndicated, names and addresses of Managers or, if Non-Syndicated name and address of Dealer:	The Toronto-Dominion Bank 60 Threadneedle Street London EC2R 8AP United Kingdom
28	Date of Syndication Agreement:	Not applicable
29	Stabilising Manager(s):	Not applicable
30	Additional selling restrictions:

Romania

The Notes may not be offered or sold, directly or indirectly, in Romania and neither the Offering Circular, this Pricing Supplement nor any other offering material or advertisement in connection with the Notes may be distributed or published in Romania, except under circumstances that will result in compliance with any applicable laws, rules and regulations of Romania and applicable EU legislation, including Law No. 24/2017 on issuers of financial instruments and market operations, Regulation 5/2018 regarding issuers of financial instruments and financial markets operations, and all implementing regulations issued by the Romanian Financial Supervisory Authority (formerly the National Securities Commission) or by any other competent Romanian authority or by the European Commission.

31	Details of additional/alternative clearing system approved by the Issuer and the Agent:	Euroclear and Clearstream, Luxembourg only
32	Intended to be held in a manner which would allow Eurosystem eligibility:	No
33	Common Code:	258736028
	ISIN Code:	XS2587360285
	CUSIP Number:	Not applicable
34	Listing:	Application will be made by the Issuer (or on its behalf) for the Notes to be admitted to the Official List of the UK Financial Conduct Authority and to be admitted to trading on the London Stock Exchange plc’s Regulated Market.

35	In the case of Notes denominated in the currency of a country that subsequently adopts the euro in accordance with the Treaty establishing the European Community, as amended by the Treaty on European Union, whether the Notes will include a redenomination clause providing for the redenomination of the Specified Currency in euro (a “Redenomination Clause”), and, if so specified, the wording of the Redenomination Clause in full and any wording in respect of redenominalisation and/or consolidation (provided they are fungible) with other Notes denominated in euro.	Not applicable
36	Additional Information:	The provisions set out in the Annex shall apply to the Terms and Conditions in accordance herewith
(i) Investment considerations:

Notes are Not Liquid Instruments

The Notes are not actively traded in any financial market and there may exist at times only limited markets for the Notes resulting in low or non-existent volumes of trading in the Notes and such obligations, and therefore a lack of liquidity and price volatility of the Notes and such obligations.

37	Total Commissions:	Not applicable

This Pricing Supplement comprises the pricing supplement required for issue and admission to trading on the London Stock Exchange plc’s Regulated Market of the Notes described herein pursuant to the Euro 45,000,000,000 Global Medium Term Note Programme of the European Bank for Reconstruction and Development as from 16 February 2023 or as soon as practicable thereafter.

RESPONSIBILITY

The Issuer accepts responsibility for the information contained in this Pricing Supplement other than the information contained under the heading “UK MiFIR product governance / Professional investors and ECPs only target market”.

For and on behalf of

EUROPEAN BANK FOR RECONSTRUCTION AND DEVELOPMENT

By:	/s/ Giulia Franzutti
Authorised signatory

PART B - OTHER INFORMATION

1	LISTING	Application will be made by the Issuer (or on its behalf) for the Notes to be admitted to the Official List of the UK Financial Conduct Authority and to be admitted to trading on the London Stock Exchange plc’s Regulated Market with effect from 16 February 2023 or as soon as practicable thereafter. No assurance can be given that such listing and admission to trading will be obtained on such date, or, if obtained, that it will be maintained for the term of the Notes.
2	RATINGS	The Issuer and/or its debt obligations have been assigned an AAA credit rating from S&P Global Ratings Europe Limited (“S&P”), an Aaa credit rating from Moody’s Investors Service Limited (“Moody’s”) and an AAA credit rating from Fitch Ratings Ltd. (“Fitch”). As defined by S&P, an “AAA” rating means that the ability of the Issuer to meet its financial commitment on its obligations is extremely strong. As defined by Moody’s, an “Aaa” rating means that the Issuer’s ability to meet its financial obligations is judged to be of the highest quality, with minimal credit risk. As defined by Fitch, an “AAA” rating denotes the lowest expectation of credit risk and means that the Issuer has an exceptionally strong capacity for timely payment of its financial commitments.
3	INTERESTS OF NATURAL AND LEGAL PERSONS INVOLVED IN THE ISSUE
Save as discussed in the section headed “Subscription and Sale” in the Offering Circular, so far as the Issuer is aware, no person involved in the offer of the Notes has an interest material to the offer
4	REASONS FOR THE OFFER, ESTIMATED NET PROCEEDS AND TOTAL EXPENSES
	(i) Reasons for the offer	The net proceeds of the issue of the Notes (which is expected to be RON 132,954,780) will be included in the ordinary capital resources of the Issuer and used in its ordinary operations
	(ii) Estimated net proceeds:	RON 132,954,780
	(iii) Estimated total expenses:	£10,000

5	YIELD
	Indication of yield:	7.02 per cent. per annum
As set out above, the yield is calculated at the Issue Date on the basis of the Issue Price. It is not an indication of future yield
6	HISTORIC INTEREST RATES
Not applicable
7	PERFORMANCE OF INDEX/FORMULA/OTHER VARIABLE, EXPLANATION OF EFFECT ON VALUE OF INVESTMENT AND ASSOCIATED RISKS AND OTHER INFORMATION CONCERNING THE UNDERLYING
Not applicable
8	PERFORMANCE OF RATES OF EXCHANGE AND EXPLANATION OF EFFECT ON VALUE OF INVESTMENT
Not applicable

ANNEX

Settlement Disruption Event and Fallback Provisions

All payments in respect of the Notes will be made in RON subject to the occurrence of a Settlement Disruption Event and will in all cases be subject to any fiscal or other laws applicable thereto.

If the Calculation Agent determines (in its sole discretion acting in good faith and in a commercially reasonable manner) that a Settlement Disruption Event has occurred and is subsisting during a Determination Period:

A.	The Calculation Agent shall notify the Issuer and the Agent of its determination as soon as practicable after making such determination (but in no event later than 11.00 a.m. London time one (1) Business Day after the last day of the relevant Determination Period) whereupon the Agent shall as soon as practicable thereafter (but in no event later than one (1) Business Day after receipt of the aforementioned notice from the Calculation Agent) notify the Noteholders thereof (in accordance with Condition 13 of the Notes), and

B.	Noteholders will not be entitled to any amounts in respect of the Notes until the earlier to occur of (i) the day falling two Business Days after the day on which the Issuer is notified by the Calculation Agent that the relevant Settlement Disruption Event no longer subsists and (ii) the relevant Postponed Fixed Interest Date, the Postponed Maturity Date, or the Postponed Early Redemption Date, as the case may be.

If a Settlement Disruption Event no longer subsists on or before 5:00 p.m. London time on the fourth Business Day preceding the relevant Postponed Fixed Interest Date, the Postponed Maturity Date, or the Postponed Early Redemption Date (as the case may be), the Calculation Agent shall notify the Issuer and the Agent thereof as soon as practicable on or after the Business Day on which such Settlement Disruption Event no longer subsists (but in no event later than one (1) Business Day thereafter) whereupon the Agent shall as soon as practicable thereafter (but in no event later than one (1) Business Day after receipt of the aforementioned notice from the Calculation Agent) notify the Noteholders thereof (in accordance with Condition 13 of the Notes).

If any amount is to be paid on a Postponed Fixed Interest Date, the Postponed Maturity Date or the Postponed Early Redemption Date (as the case may be), regardless of whether a Settlement Disruption Event is still subsisting at such time, payment shall be made in United States Dollars (“USD”) and shall be calculated by the Calculation Agent (and promptly notified to the Agent and the Issuer (but in no event later than two Business Days before the relevant Postponed Fixed Interest Date, the Postponed Maturity Date or the Postponed Early Redemption Date (as the case may be)) in an amount per Specified Denomination which shall be produced by the following provisions, such amount to be rounded to the nearest whole cent (with USD 0.005 being rounded upwards):

Relevant RON Amount ÷ Reference Rate

For the avoidance of doubt, no additional amounts shall be payable by the Issuer in respect of any delay in payment beyond any of the originally scheduled Fixed Interest Date, Maturity Date, or as the case may be, Early Redemption Date (in each case, as adjusted, if appropriate, in accordance with the Following Business Day Convention) to the relevant Postponed Fixed Interest Date, Postponed Maturity Date or Postponed Early Redemption Date (as appropriate) because of the operation of the provisions of this Annex.

If, following a determination by the Calculation Agent (in its sole discretion acting in good faith and in a commercially reasonable manner) that a Settlement Disruption Event has occurred during a Determination Period and that it subsists at 5:00 p.m. London time on the fourth Business Day preceding the relevant Postponed Fixed Interest Date, the Postponed Maturity Date, or the Postponed Early Redemption Date (as the case may be), then any amount payable shall be made in USD in accordance with the provisions set out above.

For the purposes of these provisions:

“Best Execution Rate” means the rate at which the Issuer may execute a transaction for the sale of the Reference RON Amount and the purchase of US Dollars at or about 11.00 a.m. London time on the day falling two Business Days prior to the relevant Postponed Fixed Interest Date, the Postponed Early Redemption Date (if any) or the Postponed Maturity Date (as the case may be) for settlement the date that is falling two Business Days thereafter where the resultant US Dollar amount is greater than the sum calculated using a Reference Rate that is an arithmetic mean of firm quotations by Reference Dealers calculated as specified below.

“Business Day” means any day excluding Saturday and Sunday on which commercial banks and foreign exchange markets settle payments and are open for general business (including dealings in foreign exchange and foreign currency deposits) in Bucharest, London and New York City;

“Calculation Agent” means The Toronto-Dominion Bank in accordance with the provisions of the Calculation Agency Agreement entered into between the Issuer and the Calculation Agent dated 22 August 2007 (as amended and/or supplemented from time to time). All references to the Calculation Agent shall include any successor or successors The Toronto-Dominion Bank as Calculation Agent in respect of the Notes;

“Determination Period” means (i) in relation to any Fixed Interest Date, the period which falls between ten and three Business Days (inclusive) preceding the relevant Fixed Interest Date, as adjusted in accordance with the Following Business Day Convention; (ii) in relation to the Maturity Date, the period which falls between ten and three Business Days (inclusive) preceding the Maturity Date, as adjusted in accordance with the Following Business Day Convention; and (iii) in relation to any Early Redemption Date, the period which falls between ten and three Business Days (inclusive) preceding any Early Redemption Date, as adjusted in accordance with the Following Business Day Convention, as the case may be;

“Postponed Early Redemption Date” means the tenth Business Day following the Early Redemption Date (if any);

“Postponed Fixed Interest Date” means the tenth Business Day following the originally scheduled Fixed Interest Date;

“Postponed Maturity Date” means the tenth Business Day following the originally scheduled Maturity Date;

“Reference Dealers” means leading dealers, banks or banking corporations, which regularly deal in the RON/USD exchange market, selected by the Calculation Agent in its sole discretion, acting in good faith and in a commercially reasonable manner;

“Reference Rate” means the arithmetic mean of such firm quotes (expressed in RON per 1 USD) as the Calculation Agent is able to obtain from five (5) Reference Dealers at or about 11.00 a.m. London time for the sale of the Reference RON Amount and the purchase of USD, on the day falling two Business Days prior to the relevant Postponed Fixed Interest Date, the Postponed Early Redemption Date (if any) or the Postponed Maturity Date (as the case may be) for settlement the date that is falling two Business Days thereafter. The highest and lowest of such quotes will be disregarded and the arithmetic mean of the remaining quotations shall be the Reference Rate, provided, however, that if fewer than five (but at least two) Reference Dealers provide such a firm quote then the arithmetic mean of the quotes actually obtained shall be the Reference Rate. If only one Reference Dealer provides a firm quote then such quote shall be the Reference Rate, and if no Reference Dealer provides such a firm quote, then the Calculation Agent shall determine the Reference Rate in its sole discretion, acting in good faith and in a commercially reasonable manner, which may result in a USD equivalent amount calculated as above to be zero. Notwithstanding the above, if the Issuer executes a transaction for the sale of the Reference RON Amount at or about 11:00 a.m. London time at the Best Execution Rate, then such Best Execution Rate shall be the Reference Rate;

“Reference RON Amount” means an amount that is no greater than the Relevant RON Amount multiplied by N, where “N” means the number obtained by dividing the Nominal Amount outstanding by the Specified Denomination;

“Relevant RON Amount” means the RON amount per Specified Denomination which would have been payable on the relevant date if a Settlement Disruption Event had not occurred; and

“Settlement Disruption Event” means any of the events specified under (i) and (ii) below, as determined by the Calculation Agent in its sole discretion, acting in good faith and in a commercially reasonable manner:

(a)	the imposition of laws or regulations by the relevant central banking authority or other legislative, governmental or regulatory authority of Romania which (a) require non-residents of Romania to obtain permission from such central banking authority or other authority to obtain RON, or (b) otherwise restrict a non-resident’s ability to obtain RON or (c) otherwise regulate the purchase or holding of RON such that costs are imposed in obtaining RON which would not be imposed in the absence of such regulations, or (d) has the direct or indirect effect of hindering, limiting or restricting the transfer of RON from Romania to recipients resident in another country;

(b)	Euroclear and/or Clearstream, Luxembourg suspend or cease acceptance of RON as a settlement currency.